EXHIBIT 10.14

Summary of Non-Employee Director Compensation

Each of our non-employee directors, including our Chairperson of the Board, receives an annual cash retainer equal to $18,000 and each non-employee director who serves as a member of our Audit Committee receives an annual retainer equal to $2,000, while non-employee directors who serve as members of our compensation or nominating and governance committees receive an annual retainer equal to $1,000. In addition to the annual retainers, non-employee directors receive $2,500 for each Board meeting attended in person, $750 for each Board meeting attended telephonically and $750 for each committee meeting attended in person or telephonically. Each non-employee director who serves as the chairperson of our Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee receives, for services performed in such capacity, an annual retainer of $12,000, $5,000 and $5,000, respectively, in lieu of the retainer amount provided to members of those committees. We reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Each non-employee director first appointed to our Board automatically receives an initial option to purchase 30,000 shares of common stock upon such appointment, which will vest over four years. In addition, at each annual meeting, non-employee directors who were non-employee directors for at least six months prior to the annual meeting will automatically receive an option to purchase 10,000 shares of common stock, which will be immediately vested and fully exercisable.

In addition to the amounts paid for service to the Board or any committee as described above, the Lead Director receives an additional $5,000 per meeting for each regularly scheduled quarterly Board meeting attended in person, $2,500 for each Board meeting attended in person during the year that is not a regularly scheduled meeting, and an additional $750 for each Board meeting attended telephonically that is not a regularly scheduled meeting.